Exhibit 10.1

July 23, 2019

Eric Beringause

Dear Eric:

I am pleased to offer you the position of President and Chief Executive Officer (Grade 99) for Dean Foods Company (“Dean Foods” or “Company”).  This position will report to the Dean Foods Company Board of Directors and will be based out of our Corporate Headquarters in Dallas, Texas.  We look forward to having you join our team before the end of July (the date you join the Company is herein referred to as the “Start Date”).  This letter will be effective the date upon which it is executed by you (the “Execution Date”) and will be considered your employment agreement (the “Agreement”).

Here are the specifics of your employment with Dean Foods:

Position

You shall serve in the capacity of President and Chief Executive Officer of the Company on a full-time basis, reporting to the Board of Directors (the “Board”), with duties and responsibilities associated with and related to such position in companies of similar size and in the same or comparable business as the Company, and as otherwise reasonably requested from time-to-time by the Board consistent with such position. In addition, and subject to the Board’s approval, you shall serve on the Board as a Director as described in Article VIII, Section 9 of the Amended and Restated By-Laws, dated February 25, 2019.

Base Salary

You will be paid $33,333.34 on a semi-monthly basis, less payroll taxes and applicable withholdings.  This amount is equivalent to an annual base salary of $800,000.  Your base salary will be reviewed annually by the Compensation Committee of the Board of Directors (next in March 2020) and may be increased from time to time by the Board, in its sole discretion. The base salary as determined herein and adjusted from time to time shall constitute the “Base Salary” for purposes of this Agreement.

Signing Bonus

You will receive one-time signing bonuses totaling $870,000.00. These payments are subject to all regulatory and Dean Foods’ required payroll taxes and deductions, including 401(k) withholdings. You will receive the one-time signing bonuses per the following payment schedule:

Payment Within 45 Days After Date Listed Below	Amount
July 31, 2019	$350,000.00
December 31, 2019	$150,000.00
March 31, 2020	$370,000.00

If you resign from Dean Foods other than for Good Reason or if the company terminates your employment for Cause, you will be responsible for reimbursing Dean Foods for the full gross amount of your paid signing bonus on a pro-rated basis, according to the number of full months worked from the assigned date and following the below schedule:

•                  If you resign other than for Good Reason or are terminated for Cause before July 31, 2020, you will be responsible for repaying, and agree to repay, the 1st signing bonus payment on a pro-rata basis, according to the number of full months worked from July 31, 2019, and you will not be eligible to receive the rest of your signing bonus payments.

•                  If you resign other than for Good Reason or are terminated for Cause before December 31, 2020, you will be responsible for repaying, and agree to repay, the 2nd signing bonus payment on a pro-rata basis, according to the number of full months worked from December 31, 2019, and you will not be eligible to receive the rest of your signing bonus payments.

•                  If you resign other than for Good Reason or are terminated for Cause before March 31, 2021, you will be responsible for repaying, and agree to repay, the 3rd signing bonus payment on a pro-rata basis, according to the number of full months worked from March 31, 2020.

•                  You understand and agree that each of the three signing bonus repayment obligations above are independent, and that you may be responsible to repay a pro-rata portion of more than one of the signing bonus payments.

“Cause” to terminate your employment will exist if: (a) you fail to meet our performance expectations after being provided a written warning regarding the performance deficiency; (b) you violate our Code of Ethics; or (c) you engage in conduct that does harm to our business.

“Good Reason” to terminate your employment will exist if there is a: (i) material reduction in your annual base salary or target annual bonus opportunity, (ii) material reduction in the scope of your duties and responsibilities, (iii) relocation of your principal place of employment to a location that is more than 50 miles from such prior location of employment; or (iv) material breach by the Company of this Agreement.

Annual Incentive Opportunity

You will be eligible to earn an annual cash incentive payment as a participant in the Dean Foods CEO Short-Term Incentive (STI) Plan, as such STI Plan is modified pursuant to the terms of this Agreement.  Your 2019 target incentive payment is equal to 110% of your annualized base salary.  50% of your STI target will be calculated against the attainment of an EBITDA target approved by the Compensation Committee within 60 days after your Start Date, and the remaining 50% of your STI target will be calculated against the attainment of an Adjusted Operating Cash Flow target the Compensation Committee will approve within 60 days after your Start Date.  Your STI Plan will have a 2:1 leverage factor, meaning it will begin payout by delivering at least 50.l% of the financial metrics target amounts, and will have a maximum payout equivalent to 100% of your target STI.  The STI payment will be calculated with your annual base salary as of 12/31 and will be prorated according to your start date.

Inducement Grant

Upon joining Dean Foods, you will receive an Inducement Grant consisting of Performance Vesting Stock Options (the “Performance Options”).  The total number of Performance Options will be equal to $3,000,000.00 divided by the Company’s closing stock price one business day before your Start Date. The exercise price for the Performance Options shall be equal to the Company’s closing stock price one business day before your Start Date.

The Performance Options shall vest as follows:

•                                          50% of the Performance Options will vest based on the Company’s attainment of an EBITDA target to be approved by the Compensation Committee within 60 days after your Start Date, for the period ended 12 full months after the grant date, and;

•                                          50% of the Performance Options will vest based on the Company’s attainment of an EBITDA target to be approved by the Compensation Committee within 60 days after your Start Date, for the period ended 24 full months after the grant date.

The total number of Performance Options that will vest at the end of each measurement period will be calculated using a 2:1 leverage factor on EBITDA actually delivered versus the corresponding EBITDA target, starting with a minimum amount of Performance Options equivalent to 50% of the total stock options originally granted.  The maximum number of shares that could potentially be delivered under the Inducement Grant is equivalent to the total Performance Options originally granted.  You will receive additional details regarding your grant within 90 days of your Start Date.

Annual Long-Term Incentive Compensation

You will be eligible for consideration for future Long-Term Incentive (LTI) grants under the Dean Foods Long Term Incentive Program.  The exact amount and nature of any future long-term incentive awards will be determined by the Compensation Committee.

Paid Time Off (PTO)

You will be granted 25 days of PTO per year.  For 2019, your PTO will be prorated based on your Start Date.  Unused PTO is not carried forward from year to year unless required by state law.

Benefits Plan

You will soon be receiving an overview of the health and welfare benefits program.  Your eligibility begins on the first day of the month following 60 calendar days of employment; please note that you must complete the health and welfare benefits enrollment process within 45 days of your hire date.  Once hired, if you have questions regarding the health and welfare benefits programs or eligibility, please call the Dean Foods Benefits Service Center at 877-224-4909 or go online to www.deanfoods.mercerhrs.com.

Your eligibility for 401(k) benefits will begin on the first day of the month following 60 calendar days of employment.  You will receive information regarding these benefits approximately two weeks prior to your eligibility.  For questions regarding 401(k) programs or eligibility, please call Fidelity Investments at 800-835-5095.

COBRA Support

Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will reimburse you, grossed up for taxes, for your COBRA premiums (less your comparable Dean Foods contribution) until you become eligible for Dean Foods benefits (first of the month following 60 days of employment).

Supplemental Executive Retirement Plan

You will be covered by the Dean Foods Supplemental Executive Retirement Plan (SERP) under the plan rules.  The SERP is a non-qualified retirement plan that provides an annual Company contribution (currently 4% of eligible excess compensation) to executives whose eligible compensation exceeds the annual IRS-mandated limit for qualified retirement plans.  Company contributions are made in June/July for the prior year period.  You will receive additional information upon receiving your first plan contribution.

Executive Physical

You will be eligible for a Company-paid Executive Physical every calendar year with the Cooper Institute in Dallas, Texas.  To schedule your physical, call 972.560.3227 and reference Dean Foods.

Insider Trading

As the President and Chief Executive Officer, you will have access to sensitive business and financial information.  Accordingly, from time to time and in accordance with the company’s Insider Trading Policy, you will be prohibited from trading Dean Foods’ securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Severance

Details pertaining to your severance agreement are attached to this offer letter.

Change-In-Control Provisions

You will be provided a Change in Control agreement, in the form previously approved by the Board and filed as Exhibit 10.8 to the to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Financial/Legal Counseling

You are eligible to receive a reimbursement of up to $14,000 net per year (grossed up for taxes) to reimburse you for any financial/legal planning activities for which you have engaged during each calendar year, including tax preparation fees and legal fees.

New Hire Process

This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen.  By signing this offer letter, you represent that there is no agreement or promise in place between you and any other company (for example, a non-competition agreement) that would prohibit you from working for Dean Foods.  Further, you agree and represent to the Company by signing below that you have never been terminated, suspended, or otherwise disciplined by an employer or organization for conduct that was alleged to be in violation of that employer/organization’s personnel policies, including but not limited to policies concerning harassment, discrimination, or other misconduct.  You are also required to comply with the Dean Foods Code of Ethics as a condition of employment, and you understand and agree that you are not to use or disclose the confidential or proprietary information of any prior employer while performing your job with Dean Foods.  You also agree that to the extent you have any prohibitions on solicitation of customers or employees from your prior employer, you agree that you will honor those provisions for the allotted time in any relevant agreements.

Transition Allowance

To assist you with your transition from Wisconsin to Texas, you will be provided with a monthly allowance in the amount of $5,000.00.  This amount is subject to all regulatory and Dean Foods’ required payroll taxes and deductions, including 401(k) withholdings.  This monthly allowance will begin in August 2019 and will terminate in 18 months (February 2021), or at the time you complete your relocation from Wisconsin to Texas, whichever occurs first.

Relocation Assistance

Dean Foods wants your transfer to Dallas to be a positive one and is offering relocation assistance.  By accepting this position, you acknowledge that Dean Foods anticipates that the location of your role will transition to Dallas, Texas no later than the 1Q of 2021.  At the time of such relocation, Dean Foods will provide relocation assistance under the current Level One policy (enclosed), or if the policy has changed and it is mutually agreeable, Dean Foods will provide relocation assistance under the policy in place at that time.

If you have questions regarding these programs or eligibility, please contact our relocation department by phone at 214-721-1290 or via email at Cassandra_brown-english@deanfoods.com.

Death or Disability.

Your employment will be terminated immediately upon your death.  Dean Foods will provide, at no cost to you, a Basic Life Insurance benefit equal to 1½ times your annual base salary.

Upon ten (10) days’ prior written notice, the Company may terminate you due to Disability. For purposes of this Agreement, “Disability” shall be defined as your failure to have performed the essential functions of your material duties hereunder, with a reasonable accommodation, due to a physical or mental injury, infirmity or incapacity for ninety (90) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. You (or you representative) shall cooperate in all respects with the Company if a question arises as to whether you have become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss your condition with the Company).

In the event of termination due to Disability, the Company will pay to you the following Salary and Short-Term Incentive Compensation:

(a)                                 Salary Continuation. The Company shall continue to pay you your current annual base salary, paid on a semi-monthly basis, less payroll taxes and applicable withholdings, for a period of twelve months following your Disability.

(b)                                 Short Term Incentive Compensation. You will be eligible to receive a pro-rata portion of your annual short-term incentive (STI) under the applicable Company plan for the calendar year in which your Disability occurred (“Pro Rata Bonus”). The pro-rata portion shall be equal to a fraction, the numerator of which is the number of full months that you are employed with Dean Foods during such year through (and including) the date of Disability and the denominator of which is 12, with such pro-rata portion earned in an amount based on the degree to which the applicable performance criteria are ultimately achieved, as determined by the Compensation Committee on a basis applied uniformly to you as to other senior executives of the Company.

(c)                                  Performance Options.  Any Performance Options that vest prior to your death or Disability, will be exercisable for a period of 90 days following your death or Disability. Any other equity awards that may be granted to you during your employment with the Company shall be governed by the terms of the agreements governing such equity awards.

(d)                                 Disability Benefits Coordination. Any disability payment benefits received through the Company provided Long Term Disability insurance program, will be deducted from payments made under clauses (a) and (b) of this section.

Indemnification

You and the Company will also enter into the Company’s standard form of indemnification agreement with its directors, referenced as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Conclusion

Eric, I am excited about you joining our Dean Foods team as CEO and feel strongly we have many opportunities to capitalize on under your leadership.  With your experience, sense of urgency, vision, and skill set, I am confident you are the “right leader at the right time” and will make significant contributions to the success of Dean Foods.

Best regards,

/s/ Jim Turner

Jim Turner
Chairman of the Board
Dean Foods Company

Agreed and accepted:

Eric Beringause

Date

cc. Jose Motta, Kristy Waterman